Exhibit(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2009, relating to the financial statements and financial highlights which appear in the October 30, 2009 Annual Report to Shareholders of Cohen & Steers Asia Pacific Realty Shares, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
February 25, 2010